ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 12/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/14/2003	$1,000	Federal National Mortgage Assc.	2.00%	04/22/2005
10/15/2003	1,265	Federal Home Loan Mtg.	2.29	10/28/2005
10/20/2003	1,265	Federal Home Loan Mtg.	2.41	11/04/2005